Exhibit 2.1

SIXTH AMENDMENT TO

UNIT EXCHANGE AGREEMENT

This Sixth Amendment (this “Amendment”) to Unit Exchange Agreement (as amended and supplemented prior to the date hereof, the “Exchange Agreement”) is made as of August 13, 2018, by and between Kitara Media Corp., a Delaware corporation (“Kitara”), Propel Media, Inc., formerly known as Kitara Holdco Corp., a Delaware corporation (“Holdco”), Propel Media LLC, formerly known as Future Ads LLC, a California limited liability company (“Future Ads”), Lowenstein Enterprises Corporation (“Lowenstein”), Family Trust of Jared L. Pobre, U/A DTD 12/13/2004 (“Pobre Trust”), Newport Holding Trust (“Newport”) and Neptune Capital Trust (“Neptune” and together with Kitara, Holdco, Future Ads, Lowenstein, Pobre Trust and Newport, the “Parties”). Defined terms used herein and not otherwise defined shall have the meanings ascribed to them in the Exchange Agreement.

W I T N E S S E T H:

WHEREAS, the Parties are party to the Exchange Agreement; and

WHEREAS, pursuant to Section 8.3 of the Exchange Agreement, the Exchange Agreement may be amended by a written agreement executed by the Parties; and

WHEREAS, the Parties previously amended certain provisions of the Exchange Agreement in the First Amendment to Unit Exchange Agreement dated as of December 23, 2014, in the Second Amendment to Unit Exchange Agreement dated as of April 29, 2015, in the Third Amendment to Unit Exchange Agreement dated as of January 26, 2016, in the Fourth Amendment to Unit Exchange Agreement dated as of May 9, 2018 and in the Fifth Amendment to Unit Exchange Agreement dated as of May 30, 2018; and

WHEREAS, the Parties desire to further amend certain provisions of the Exchange Agreement as set forth herein.

NOW THEREFORE, in consideration of the premises and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1) Amendment to Exchange Agreement.

(a) Section 1.2 of the Exchange Agreement is hereby amended by adding the following rows in alphabetical order to the table of definitions:

Term	Section
Appraiser	Section 2.3(e)
Determination Date	Section 2.3(e)
Equity Election Revocation Period	Section 2.3(e)
Fair Market Value	Section 2.3(e)

(b) Section 2.3 of the Exchange Agreement is hereby amended by replacing it in its entirety with the following:

“Section 2.3 Additional Consideration.

“(a) On or prior to June 30, 2023, Holdco shall pay to the Transferors, as additional consideration and in accordance with the Consideration Notice, $10,000,000 (the “Additional Consideration”) in cash and/or shares of Holdco Common Stock in accordance with Section 2.3(b); provided, that for purposes of any cross-references contained in the Financing Agreement to the definition of Additional Consideration (as defined in this Agreement), the term “Additional Consideration” shall also include each Available Working Capital Amount (as defined in Section 2.3(b) below).

“(b) During the Equity Financing Period, Holdco and its Affiliates shall use their reasonable best efforts to issue additional shares of Holdco Common Stock or other equity securities of Holdco in one or more offerings, pursuant to which Holdco will raise sufficient net proceeds to enable Holdco to pay to the Transferors the remaining Additional Consideration in cash without violation of any express covenants in any loan documents to which Holdco is a party (including with respect to the Debt Financing so long as those obligations remain applicable) (such equity offering or offerings, the “Equity Capital Raise”). As promptly as practicable following completion of each Equity Capital Raise, Holdco shall pay a portion of the net proceeds received from such Equity Capital Raise to the Transferors, unless otherwise instructed by a Transferor, in accordance with the Consideration Notice. With respect to the Equity Capital Raises as provided in this Section 2.3(b), the parties acknowledge and agree that a material consideration for undertaking such Equity Capital Raises is to enable Holdco to be able to pay to the Transferors the remaining Additional Consideration in cash; provided, however, that if the Board of Directors of Holdco determines in good faith that the aggregate net proceeds raised pursuant to the Equity Capital Raises was insufficient for Holdco to pay the remaining Additional Consideration in cash, then Holdco shall pay to the Transferors such maximum amount that the Holdco Board of Directors determines in good faith. In addition to any payments made from any Equity Capital Raise or required to be made pursuant to Section 2.3(d), at least two times per year during the Equity Financing Period, in connection with the approval of the filing of the Company’s quarterly report on Form 10-Q for its second fiscal quarter (or equivalent unaudited interim financial statements in the event the Company is no longer subject to the reporting obligations under the Exchange Act) and in connection with the approval of the filing of the Company’s annual report on Form 10-K (or equivalent audited annual financial statements in the event the Company is no longer subject to the reporting obligations under the Exchange Act), the Holdco Board of Directors shall determine, in its sole and absolute discretion, the amount, if any, of Holdco’s working capital available to be used to pay the remaining Additional Consideration in cash to the Transferors in accordance with the immediately following sentence (the “Available Working Capital Amount”), taking into account such factors as it may deem relevant, including without limitation, the cash generated by Holdco’s operating activities during the fiscal quarters completed since its last such determination, the prospects for Holdco’s business, general economic and business conditions, any plans for acquisitions, capital expenditures or other investments in Holdco’s business and any other factors that the Holdco Board of Directors deems, in its sole and absolute discretion, germane to such determination. If the Holdco Board of Directors determines that there is an Available Working Capital Amount, Holdco shall use its reasonable best efforts to promptly obtain any applicable Lender Consent and, if such consent is obtained, promptly shall pay the Available Working Capital Amount in cash to the Transferors, unless otherwise instructed by a Transferor, in accordance with the Consideration Notice. The difference between (a) the aggregate amount paid to the Transferors in satisfaction of the Additional Consideration pursuant to this Section 2.3(b) or Section 2.3(d) or otherwise, and (b) the total initial amount of the Additional Consideration, is referred to in this Agreement as the “Capital Raise Deficit Amount.” In the event of a Capital Raise Deficit Amount at the end of the Equity Financing Period, Holdco shall, in accordance with the Consideration Notice, unless otherwise instructed by a Transferor, issue and deliver to the Transferors a number of shares of Holdco Common Stock with an aggregate Fair Market Value as of the last day of the Equity Financing Period equal to the Capital Raise Deficit Amount.

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“(c) If, as of any December 31st occurring during the Equity Financing Period commencing with December 31, 2016 (each an “Early Election Date”), Holdco has not been able to successfully complete the Equity Capital Raise or otherwise pay the Additional Consideration in full in accordance with Section 2.3(b) or Section 2.3(d) or otherwise, then during the ten Business Day period following any such Early Election Date, Jared Pobre, on behalf of the Transferors, may elect to receive the Additional Consideration (or, if applicable, the Capital Raise Deficit Amount) in shares of Holdco Common Stock (the date of such election, unless revoked in accordance with Section 2.3(e), the “Early Equity Termination Date”) valued at Fair Market Value as of the Early Equity Termination Date; provided, however, that Jared Pobre, on behalf of the Transferors, hereby waives the right to make such election during the ten Business Day period following any December 31st occurring on or prior to December 31, 2018, if the Holdco Common Stock is not registered under Section 12 of the Exchange Act or the Company is not obligated to file the reports required by Section 13(a) of the Exchange Act as of such December 31st.

“(d) After (but no later than 10 Business Days after) each date during the Equity Financing Period on which the Agents have received the audited annual financial statements deliverable pursuant to Section 7.01(a)(iii) of the Financing Agreement, Holdco shall make a cash payment of $1,000,000 (or such amount as would not result in a Default or Event of Default, if less, but not more than $1,000,000 in any Fiscal Year or more than $5,000,000 during the term of the Financing Agreement) to the Transferors in respect of any Capital Raise Deficit Amount then existing, provided that (A) no Default or Event of Default has occurred and is continuing at the time such payment is proposed to be made or would result from the making of such payment and (B) the Consolidated Adjusted EBITDA of Holdco and its Subsidiaries for the Fiscal Year with respect to which such annual financial statements have been delivered is not less than $45,000,000. Solely for the purposes of this paragraph, the term “Financing Agreement” shall mean that certain Financing Agreement, dated as of May 30, 2018, by and among Holdco, each subsidiary of Holdco listed as a “Borrower” on the signature pages thereto, each subsidiary of Holdco listed as a “Guarantor” on the signature pages thereto, the lenders from time to time party thereto, and MGG California LLC, as collateral agent and administrative agent for the lenders. Solely for the purposes of this paragraph, each of the terms “Agents,” “Consolidated Adjusted EBITDA,” “Default,” “Event of Default,” and “Fiscal Year” shall have the meaning set forth for such term in the Financing Agreement.

“(e) “Fair Market Value” of each share of Holdco Common Stock as of a given date (the “Determination Date”) shall be determined as follows:

“(i) If the Holdco Common Stock is registered under Section 12 of the Exchange Act and the Company is obligated to file the reports required by Section 13(a) of the Exchange Act as of the Determination Date, the “Fair Market Value” of each share of Holdco Common Stock will be equal to the closing market price of the Holdco Common Stock as reported on NASDAQ or such other national securities exchange on which the Holdco Common Stock is listed (or if not so listed, the bid price on the over-the-counter bulletin board) on the Determination Date (it being understood that if a closing price or bid price, as applicable, is not reported on such day, then the parties shall value the stock at the last closing price or bid price, as applicable, reported).

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“(ii) If the Holdco Common Stock is not so registered or the Company is not subject to such reporting obligations as of the Determination Date, the “Fair Market Value” of each share of Holdco Common Stock will be equal to the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for a share of Holdco Common Stock in an arm’s length transaction on the Determination Date, as determined by a nationally recognized investment banking, accounting or valuation firm (the “Appraiser”) selected by the Company with the consent of Jared Pobre (which consent shall not be unreasonably withheld, conditioned or delayed). Jared Pobre shall have the right to participate fully in the selection process of the Appraiser. The Appraiser shall act as an expert, not as an arbitrator, and the determination of the Appraiser shall be final and conclusive, except in the case of manifest error, and the fees and expenses of the Appraiser shall be borne by the Company. The Appraiser shall be engaged within 15 days of the last day of the Equity Financing Period or the Early Election Date, as applicable, and shall be instructed to make such determination within 90 days of its engagement and to deliver simultaneously therewith a report showing in reasonable detail the basis for the determination. In the case Fair Market Value is being determined as the result of an election made pursuant to Section 2.3(c), Jared Pobre, on behalf of the Transferors, shall have the right to revoke such election during the 10 day period following the date the Appraiser delivers its determination as to Fair Market Value (the last day of such period, the “Equity Election Revocation Period”).

“(f) The shares of Holdco Common Stock issued and delivered to the Transferors pursuant to this Section 2.3, if any, (i) shall be delivered within 5 days after the last day of Equity Financing Period or the Early Equity Termination Date, as applicable, or if Fair Market Value is determined in accordance with Section 2.3(e)(ii), the last day of the Equity Election Revocation Period, and (ii) shall not be subject to the Future Ads Lockup Agreements.”

2) Acknowledgment. The Parties hereby acknowledge that Holdco previously has paid $5,000,000 of the Additional Consideration, in cash, and the remaining balance of the Additional Consideration due from Holdco to the Transferors (sometimes referred to as the Capital Raise Deficit Amount) as of the date hereof is $5,000,000, which shall be paid in accordance with Section 2.3 of the Exchange Agreement.

3) Governing Law. This Amendment shall be governed in all respects in accordance with the provisions of Section 8.9 of the Exchange Agreement.

4) No Other Amendment. Except as amended hereby, the Exchange Agreement shall remain in full force and effect. By executing this Amendment below, each of the Parties certifies that this Amendment has been executed and delivered in compliance with the amendment provisions of the Exchange Agreement.

5) Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

6) Facsimile or Portable Document File Signature. This Amendment may be executed by facsimile or portable document file signature and a facsimile or portable document file signature shall constitute an original for all purposes.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the date hereof.

PROPEL MEDIA, INC.

By:	/s/ Marv Tseu
Name: Marv Tseu
Title: CEO

KITARA MEDIA CORP.

By:	/s/ Marv Tseu
Name: Marv Tseu
Title: CEO

PROPEL MEDIA LLC

By:	/s/ Marv Tseu
Name: Marv Tseu
Title:	CEO

LOWENSTEIN ENTERPRISES CORPORATION

By:	/s/ Jared Pobre
Name: Jared Pobre
Title: CEO

FAMILY TRUST OF JARED L. POBRE, U/A DTD 12/31/2004

By:	/s/ Jared Pobre
Name: Jared Pobre
Title: Trustee

NEWPORT HOLDING TRUST

By:	/s/ David McNair
Name: David McNair
Title: Managing Trustee

NEPTUNE CAPITAL TRUST

By:	/s/ Brian Mason
Name: Brian Mason
Title: Managing Trustee

Signature Page to Sixth Amendment to Unit Exchange Agreement